                                                 Rule 424(b)(3)
                                                 File No. 333-58723

Pricing Supplement No. 6                         Dated: November 4, 1998
(To Prospectus dated July 17, 1998
Prospectus Supplement dated August 28, 1998)


U.S.$5,000,000,000
Heller Financial, Inc.
Medium-Term Notes, Series I

(Registered Notes-Floating Rate)
Due From Nine Months to Thirty Years From Date of Issue

Principal Amount: $50,000,000             Issue Price: 100%

Original Issue Date: November 9, 1998     Stated Maturity Date: November 9, 2001

Form: [X] Book-Entry  [ ] Certificated

Depositary: Depository Trust Company

Specified Currency: U.S. Dollars
     (If other than U.S. Dollars, see attached)

Option to Receive Payments in Specified Currency: [ ] Yes [ ] No
     (Applicable only if Specified Currency is other than U.S. Dollars)

Authorized Denominations:
     (Applicable only if Specified Currency is other than U.S. Dollars)

Base Rate:   [] Commercial Paper Rate [X] LIBOR [] Treasury Rate
             [] Federal Funds Rate [] Prime Rate [] Other:

Interest Reset Period: Quarterly

Interest Payment Period: Quarterly

Interest Reset Dates: (If other than as specified in the Prospectus Supplement):
The 9th day of February, May, August and November, beginning February 9, 1999 up to but excluding the Stated Maturity Date.

Interest Payment Dates: (If other than as specified in the Prospectus Supplement): The 9st day of February, May, August and November, beginning February 9, 1999 up to and including the Stated Maturity Date.
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Interest Determination Date(s): Two London Banking Days prior to each Interest
Reset Date

Initial Interest Rate: 6.27677%

Index Maturity: 3 Month Libor

Day Count Convention: Act/360

Maximum Interest Rate: N/A        Minimum Interest Rate: N/A

Spread (+/-): +.90%               Spread Multiplier: N/A

Optional Redemption: [ ] Yes [X] No
     Initial Redemption Date:

The Redemption Price shall initially be   % of the principal amount of the Note
     to be redeemed and shall decline at each anniversary of the Initial
     Redemption Date by   % of the principal amount to be redeemed until the
     Redemption Price is 100% of such principal amount.

Optional Repayment: [ ] Yes [X] No
     Optional Repayment Dates:
     Optional Repayment Prices:

Repayment Provisions:
     (If other than as specified in the Prospectus Supplement)

Discount Note: [ ] Yes [X] No
     Total Amount of OID:
     Yield to Maturity:
     Initial Accrual Period OID:
Calculation Agent: Heller Financial, Inc.
Exchange Rate Agent: N/A
Recognized Foreign Exchange Dealers: N/A
Discount or Commission: .136%

Other Provisions:  a)  AMOUNT ISSUED TO DATE, PRIOR TO PRICING SUPPLEMENT NO. 6
                       UNDER MTN-SERIES I PROGRAM: $690,000,000.00
                   b)  CUSIP #42333HKQ4

Agent: ABN AMRO Incorporated
     1325 Avenue of the Americas
     10th Floor
     New York, New York 10019

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